C-COR.net Announces 2-for-1 Common Stock Split

C-COR.net announced today that its Board of Directors approved a 2-for-1 stock split of its common shares. The split will be effective for all shares of record as of the close of business on December 22, 1999. The additional shares are to be distributed on January 6, 2000, by the company's transfer agent, American Stock Transfer & Trust Company, on the basis of one additional share for each share held. As of the date of the Board's announcement of the split, there were approximately 15.8 million shares outstanding. Upon completion of the split, the number of C-COR.net common shares outstanding will increase to approximately
31.6 million.

"We anticipate that the stock split will make the stock more broadly accessible and encourage wider participation in ownership of the company," stated David A. Woodle, President and CEO of C-COR.net.

C-COR.net provides products and support to customers as they plan, design, build and maintain complex broadband communications networks. C-COR.net is a developer and global supplier of high-quality RF and advanced AM fiber optic electronics for two-way HFC networks. C-COR.net's newest fiber optic products, the Mux Node and Mini Node, facilitate evolving new architectures to deliver analog video, digital video, high-speed data and telephone applications.

C-COR.net also offers comprehensive customer service for the full HFC broadband network life cycle, including network engineering and design, system activation, integration of Internet applications over cable, network optimization and management, and system maintenance. Its multi-million dollar, 24 hours per day/7 days per week Network Operations Center near Atlanta, Georgia, provides state-of-the-art, real-time network monitoring with responsive cable modem Help Desk service.

C-COR.net, founded over 45 years ago, designs and manufactures robust, high-quality network distribution products for two-way hybrid fiber/coax (HFC) networks. C-COR.net's headquarters is in State College, Pennsylvania, with production and service facilities in State College and Tipton, Pennsylvania; Tijuana, Mexico; Santa Clara, California; and Suwanee, Georgia. C-COR.net also maintains offices in Almere, The Netherlands, and Hong Kong. C-COR.net's common stock is listed in the Nasdaq National Market under the symbol CCBL. C-COR.net's website is http://www.c-cor.net.

Some of the information presented in this announcement, including, but not limited to the Company's expectations in connection with the Company's strategic plan and projects involving its product lines, constitutes forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the ability to integrate Convergence.com's and Silicon Valley Communications' businesses; the timing of orders received from customers; the gain or loss of significant customers; changes in the mix of products sold; changes in the cost and availability of parts and supplies; fluctuations in warranty costs; new product development activities; the Company's ability to implement its strategies of product, service, and global market expansion; the Company's ability to successfully implement new products and services and enhance existing products and services; economic conditions affecting domestic and international markets; regulatory changes affecting the telecommunications industry, in general, and the Company's operations, in particular; competition and changes in domestic and international demand for the Company's products; the Company's ability to assess the risks of the year 2000 issue, with respect to its operations, and resolve them in a timely manner; and other factors which may impact operations and manufacturing. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.